Master Terms and Conditions

1. INTRODUCTION AND DEFINITIONS. We provide you and, if applicable, Authorized Users, access to our products, services, code, and/or programs (each a "Program") for your use, subject to your acceptance of and compliance with these Master Terms and Conditions (the "Master Terms and Conditions"), the terms and conditions, if any, of the Programs in which you enroll (each "Program Terms"), and the terms and conditions of any applicable insertion order(s) or eQuote(s) that you or your Affiliate(s) enter into that specifically references these Master Terms and Conditions and/or applicable Program Terms (each an "Insertion Order") (collectively, the "Agreement"). In the Agreement, (i) "we," "us," and "our" mean the Yahoo! Company providing you the applicable Program; (ii) "Yahoo!" is Yahoo! Emerging Markets (Singapore) Pte. Ltd. (Singapore Co. Reg. No. [CONFIDENTIAL TREATMENT REQUESTED]), except as set forth in Section 12, below, (iii) a "Yahoo! Company" means Yahoo!, Yahoo! Southeast Asia Pte. Ltd. (Singapore Co. Reg. No. [CONFIDENTIAL TREATMENT REQUESTED]), Yahoo! Inc., or an Affiliate of Yahoo!, (iv) "Yahoo! Entities" are the Yahoo! Companies and their officers, directors, consultants, contractors, agents, attorneys, employees, third-party service providers, and third parties distributing your ads via the Distribution Network, (v) "Yahoo! Company Websites" means all the website pages, including any Microsite, that are owned, operated, authorized, or hosted by or for the Yahoo! Companies, (vi) "Yahoo! Code" is proprietary software code and related tools that we may offer to you in connection with a Program, and which are part of such Program, (vii) "Distribution Network" means the network of advertising channels, including all forms of media, applications, and devices (including any mobile device), through which we distribute ads, whether on or off the Yahoo! Company Websites, (viii) "you" and "your" mean the entity signing below, electronically accepting the Agreement, or the company named in an Insertion Order, and any of its Affiliates that execute an Insertion Order for any Program, (ix) "Affiliate" means, with respect to an entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with such entity, (x) "Authorized Users" means your agents, representatives, contractors, and any person or entity acting or apparently acting on your behalf, and your Affiliates that access a Program without executing their own separate Insertion Order, (xi) "Information" is, individually and collectively, all information you provide, use, or approve (including our suggestions) in connection with the Agreement, including all creative, titles, descriptions, trademarks, listings, abstracts, keywords, ad target options, domain names, content of ads, data, data feeds, Selected Ad Groups, Content, and URLs, and (xi) "PII" means personally identifiable information. Terms used but not defined herein have the meanings given to such terms in any Program Terms or Insertion Order, as applicable. Terms used in any Program Terms or Insertion Order, but not defined therein, have the meanings given to such terms in these Master Terms and Conditions. All definitions apply both to their singular and plural forms, as the context may require.

2. CHARGES, FEES, AND PAYMENT. For any Program in which you enroll, you will pay us for all charges and fees you incur in connection with each Program in the currency indicated by us. Our measurements are the definitive measurements under the Agreement and will be used to calculate your charges. We will either bill your Payment Method for all such charges and fees in connection with each Program or, if we have determined you may be billed on an invoice basis, we will submit an invoice to you at the e-mail or mailing address on the Insertion Order or as required by applicable law, and you will pay all undisputed charges in full within 30 days of the invoice date. If we agree to your request to send an invoice to a third party on your behalf, such third party will timely pay the invoice, and if such party does not pay the invoice, you will immediately pay all such amounts. If you enroll in a Payment Plan, you will be bound by the Payment Method & Payment Plan Program Terms, below, which may be modified by us from time to time. All payments of service fees, unused promotional credits, and initial deposit(s) are non-refundable and our property. Any disputes about charges to your account(s) must be submitted to us in writing within 60 days of the date you incurred such charge, otherwise you waive such dispute and such charge will be final and not subject to challenge. If you fail to make any payment as set forth herein, you will pay all reasonable expenses (including attorneys’ fees) incurred by us in collecting such charges. Charges and fees do not include any applicable bank charges, sales, use, value-added, withholding, excise, or any other taxes or government charges, which are payable by you and are in addition to any amounts due to us hereunder. Accounts with no activity for more than 24 months will be closed by us and will be assessed an account closing fee not to exceed the lesser of U.S. $25 (or its equivalent) or the balance in the account. If a balance remains (other than unused promotional credits and initial deposits), we will attempt to refund any portion of such balance that may be owed to you. If we are unable to refund any such balance using your contact information on file with us, we will dispose of the balance pursuant to the Agreement and our policies and procedures.

3. ACCESS. You will not: (i) use any automated means, including agents, robots, scripts, or spiders to access, monitor, scrape, or manage your account(s) with us, or to access, monitor, scrape or copy the Yahoo! Company Websites or Yahoo! Company systems or any data therein, except those automated means expressly made available by us or authorized by us in advance in writing (e.g., third-party tools approved by us), (ii) bypass any robot exclusion headers on the Yahoo! Company Websites (including using any device, software, or routine to accomplish that goal), (iii) interfere or attempt to interfere with the proper working of the Yahoo! Company Websites, Programs, or Yahoo! Company systems, (iv) use or combine our Programs with software offered under an open source license which create any obligations with respect to our Programs contrary to the Agreement, or grant to any third party any rights to, or immunities under, our intellectual property or proprietary rights in our Programs, or (v) make available to us or our Affiliates any PII of visitors, users, or customers of your website(s) in connection with your access or use of our Program(s). Our Programs, including your password(s) related to your account(s), may not be used by, or made available to, any third party, except Authorized Users. You will promptly notify us in writing if you become aware of a potential breach of security relating to your account(s) with us (e.g., the unauthorized disclosure or use of your username or password). Authorized Users must comply with the Agreement and you are liable for their acts and omissions in connection with the Agreement, and any charges, costs, fees, or expenses they may accrue. You may use data made available to you in connection with a Program, including data that is obtained, collected, or derived as a result of any targeting parameters provided by us, solely for internal use to manage your advertising account(s) with us and you will not publish such data, create profiles of our users, or use such data for retargeting. In order to improve our Programs, we frequently test traffic, implementations, and/or features, and you will pay for all charges as set forth in the applicable Insertion Order or your online account (e.g., impressions, clicks) during those tests. We may redesign or modify the organization, specifications, structure, and/or appearance of any location where your ads may be displayed. Further, we reserve the right to modify or discontinue offering any Program or part thereof. Your Information, Promotions (if applicable), and ads must comply with our policies and specifications, which we may change from time to time. The Yahoo! Companies may provide free clicks, free impressions, ads, credits, and/or discounts, including in connection with contests, incentives, promotions, or donations. In connection with a Program, if you have been granted API Access or you have been provided Analytics, you will be bound by the API Access & Analytics Program Terms, below, which may be modified by us from time to time. However, if Section 15 applies to you, and you have been granted API Access, you will also be bound by the Enterprise Web Services Commercial License Program Terms and Conditions, located at http://info.yahoo.com/legal/us/yahoo/advertising/ewsprogramterms/ewsprogramterms-1010.html, which may be modified by us from time to time.

4. YOUR SITE AND INFORMATION. We are not responsible for any aspect of your or any third-party website(s). You represent, warrant, and covenant that: (i) all Information is, and will be updated to remain, current and accurate, and (ii) your Information is either original to you or you have secured all necessary rights and licenses for its use as contemplated by the Agreement, and you are responsible for all royalties, payments, and fees with respect thereto (e.g., performing rights society fees).

5. USE OF INFORMATION. In order to participate in any Program, you grant the Yahoo! Entities a non- exclusive, royalty-free, worldwide license in connection with all Programs to: (i) use, copy, adapt, reformat, recompile, communicate by telecommunication, truncate, edit, and/or modify any part of the Information for public performance, public display, and distribution, (ii) access, index, and cache the website(s) to which your ads link, or any portion thereof, by any means, including web spiders and/or crawlers, (iii) create and display in connection with your ad copies of any text, images, graphics, audio, or video on the websites to which your ads link, and (iv) distribute your ads through the Distribution Network. None of the Yahoo! Entities will have any liability for your ads or Information, including your Selected Ad Groups. A Yahoo! Entity may refuse, reject, cancel, or remove any ad, Information, or space reservation at its discretion at any time. Your ads may be subject to inventory availability, and the final decision as to ad relevancy is at our discretion. We do not guarantee that your ads will be placed in, or available through, any part of the Distribution Network, nor do we guarantee that your ads will appear in a particular position or rank.

6. CONFIDENTIALITY. “Confidential Information” means any information disclosed to you by us, either directly or indirectly, in writing, orally, or by inspection of tangible objects, other than information that you can establish: (i) was publicly known and made generally available in the public domain prior to the time of disclosure to you by us, (ii) becomes publicly known and made generally available after disclosure to you by us other than through your action or inaction, or (iii) is in your possession, without confidentiality restrictions, prior to the time of disclosure by us, as shown by your files and records. You will not at any time: (i) sell, license, or transfer any Confidential Information, (ii) disclose or otherwise make available to any person or entity any Confidential Information (other than to those of your employees and Authorized Users who are bound in writing by use and confidentiality restrictions which are no less protective of us than those contained in the Agreement and who have a legitimate need to know such Confidential Information in connection with the Agreement), or (iii) access, use, reproduce, or copy any Confidential Information, except as necessary in connection with the purpose for which such Confidential Information is disclosed to you and in accordance with the Agreement. You will take all measures to protect the secrecy of, and to avoid disclosure and unauthorized use of, the Confidential Information. If required by law to disclose Confidential Information, you may do so provided that: (i) you give us prompt written notice of such requirement prior to such disclosure, (ii) at our request, you assist us in obtaining an order protecting the Confidential Information from public disclosure, and (iii) any such disclosure is limited to the minimum extent necessary to comply with the legal requirement. All Confidential Information will remain our personal property, and all documents, electronic media, and other items containing or relating to any Confidential Information must be delivered to us, destroyed, or uninstalled immediately upon our request, or upon termination of the Agreement. Nothing contained in the Agreement will prevent a Yahoo! Company from complying with applicable privacy laws and regulations, and if there is any conflict between the Agreement and the terms of the applicable Yahoo! Company privacy policy (“Privacy Policy”) (as posted on or linked from a Yahoo! Company Website), the Agreement will control. Notwithstanding anything to the contrary in the Agreement or the applicable Privacy Policy, all data and information gathered or received by us in connection with providing the Programs and all information described in the applicable Privacy Policy may be shared with and used by (x) the Yahoo! Entities (and you acknowledge the country of the Yahoo! Entity receiving the data or information may not afford the same level of protection of such data as the country in which the data or information was collected), and/or (y) certain selected third parties only in anonymous form. You may not issue any press release or other public statement regarding the Agreement, the Programs, or a Yahoo! Company without our prior written consent.

7. REPRESENTATIONS. You represent, warrant, and covenant that: (i) you have the right and/or authority to enter into the Agreement, (ii) you are a business, not a consumer, (iii) all Information is free of viruses and/or other computer programming routines that may damage, interfere with, or expropriate any Yahoo! Company system data or information, (iv) a click on your ad will not: cause damage to a user’s computer, download a software application, change a user’s settings, or create a series of sequential, stand-alone advertisements (including by pop- up or pop-under window), (v) you will not engage in, nor cause others to engage in, spamming or improper, malicious, or fraudulent clicking, impression, or marketing activities relating to any Program, (vi) your Information, ads (including products and services referenced therein), the website(s) to which the ads link, all emails, newsletters, and other materials and technology in connection therewith, any tools or code you use or make available in connection with a Program, and/or any act or omission by you relating to a Program: (a) do not violate any applicable law, statute, directive, ordinance, treaty, contract, regulation, or Yahoo! Company policies or guidelines (collectively, “Laws”), (b) do not infringe any copyright, patent, trademark, trade secret, or other intellectual property right of any person or entity, (c) do not breach any duty toward, or rights of, any person or entity, including rights of publicity and/or privacy, and (d) are not false, deceptive, or libelous, (vii) you will not reverse engineer, disassemble, reconstruct, decompile, copy, or create derivative works of any Program, or any aspect or portion thereof, (viii) you will comply with any trade sanction, and/or import or export regulation that applies to your use of our Programs and obtain all necessary licenses to use, export, re-export, or import our Programs as applicable, and (ix) you will not provide access to the Programs, except to Authorized Users, who are bound in writing by use and confidentiality restrictions which are no less protective of us than those contained in the Agreement.

8. INDEMNIFICATION. You will indemnify, defend, and hold harmless the Yahoo! Entities from all claims, whether actual or alleged (collectively, “Claims”), that arise out of or in connection with your Information and/or ads, your or Authorized Users’ use of any Program, Yahoo! Company system, or Yahoo! Company Website, your website, or your or Authorized Users’ breach of the Agreement. You are solely responsible for defending any Claim against a Yahoo! Entity, subject to such Yahoo! Entity’s right to participate with counsel of its own choosing, and for payment of all judgments, settlements, damages, losses, liabilities, costs, and expenses, including reasonable attorneys’ fees, resulting from all Claims against a Yahoo! Entity, provided that you will not agree to any settlement that imposes any obligation or liability on a Yahoo! Entity without its prior express written consent.

9. WARRANTY DISCLAIMER. THE PROGRAMS, DISTRIBUTION NETWORK, YAHOO! COMPANY SYSTEMS, YAHOO! COMPANY WEBSITES, YAHOO! CODE, AND DOCUMENTATION ARE PROVIDED ON AN “AS IS” BASIS, WITHOUT WARRANTY, REPRESENTATION, CONDITION, OR GUARANTEE OF ANY KIND, EXPRESS OR IMPLIED, AND YOUR USE THEREOF IS AT YOUR OWN RISK. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, WE AND YOU DISCLAIM ON BEHALF OF EACH OF OURSELVES (AND IN OUR CASE, ALL YAHOO! ENTITIES) ANY AND ALL WARRANTIES, REPRESENTATIONS, CONDITIONS, OR GUARANTEES, INCLUDING ANY WARRANTIES OF TITLE, MERCHANTABILITY, SERVICE QUALITY, NONINFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

10. LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ANY LIABILITY OF THE YAHOO! ENTITIES IN CONNECTION WITH THE AGREEMENT, UNDER ANY CAUSE OF ACTION OR THEORY, WILL BE STRICTLY LIMITED TO THE LESSER OF THE AMOUNT ALREADY PAID BY YOU TO US PURSUANT TO THE AGREEMENT IN THE SIX-MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO THE CLAIM AND U.S. $250,000 (OR ITS EQUIVALENT). IN NO EVENT WILL ANY YAHOO! ENTITY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES ARISING OUT OF, OR IN CONNECTION WITH, THE AGREEMENT. YOU WILL NOT HOLD A YAHOO! COMPANY RESPONSIBLE FOR THE SELECTION OR RETENTION OF, OR ANY ACTS, ERRORS, OR OMISSIONS BY, ANY THIRD PARTY IN CONNECTION WITH THE AGREEMENT, INCLUDING WITH RESPECT TO CLICKS AND/OR IMPRESSIONS BY ANY THIRD PARTY ON YOUR ADS, REGARDLESS OF THE INTENT OF SUCH THIRD PARTY.

11. TERMINATION. At any time, for any or no reason, you or we may terminate the Agreement and/or your participation in any Program, and we may suspend or limit your participation in any Program or part thereof, including removing your ads. The Yahoo! Entities will not have any liability regarding the foregoing decisions. Upon termination of any Program Terms or the suspension or discontinuation of any Program or your participation therein, your outstanding payment obligations incurred under such Program will become immediately due and payable. Sections 2, 3 (second, fourth, and fifth sentences only), 4 (ii only), and 5 through 15 of these Master Terms and Conditions, the defined terms of the Agreement, and those provisions specified in any Program Terms will survive termination of the Agreement.

12. NOTICES. We may give notices to you by posting on any Yahoo! Company Website, or by email to the address provided by you. You must ensure that your contact and account information is current and correct, and promptly notify us in writing of any changes to such information. You will send all notices to us via recognized overnight courier or certified mail, return receipt requested, to: General Counsel, Yahoo! Southeast Asia c/o 60 Anson Road, #13-01 Mapletree Anson, Singapore 079914.

13. CHOICE OF LAW; VENUE. The terms of the Agreement and any dispute relating thereto or between you and us will be governed by the laws of Singapore, without regard to conflict/choice of law principles. The United Nations Convention on Contracts for the International Sale of Goods does not apply to the Agreement. You agree to submit to the exclusive jurisdiction of Singapore Courts. Any claim against us will be adjudicated on an individual basis and will not be consolidated in any proceeding with any claim or controversy of any other party.

14. OTHER. The Agreement constitutes the entire agreement and understanding between you and us regarding the subject matter contained herein and supersedes all proposals, representations, claims, and communications in all forms of media (including all instructions, advertisements, messages, and policies), written and oral, regarding the subject matter contained herein. No terms or conditions other than those set forth in these Master Terms and Conditions, any Program Terms, or Insertion Order(s) will be binding on us unless expressly agreed to in writing by us. The terms of any specific Program Terms govern only that Program, and not any other Program, except as specifically referenced in such Program Terms. If there is a conflict between the Master Terms and Conditions, any Program Terms, and any Insertion Order, the conflict will be resolved according to the following order of precedence: (1) Program Terms, (2) Master Terms and Conditions, and (3) Insertion Order. Notwithstanding the foregoing, an Insertion Order may amend the Master Terms and Conditions and/or the applicable Program Terms only if the amended terms contained in such Insertion Order: (i) apply only to the account(s) listed in the Insertion Order, (ii) apply only to that Insertion Order and not to any other Program or Insertion Order(s), and (iii) specifically identify the provision(s) of the Program Terms or the Master Terms and Conditions they amend. Only a written instrument specifically waiving compliance that is executed by whichever of you or us is entitled to waive such compliance may waive any term(s) and/or condition(s) of the Agreement. No waiver by you or us of a breach of any provision hereof will be deemed a waiver of any other breach of such provision or a waiver of the provision. If any provision of the Agreement is held or made invalid or unenforceable for any reason, such invalidity will not affect the remainder of the Agreement, and the invalid or unenforceable provision will be replaced by a valid provision that has a similar economic effect. Except for your payment obligations, neither we nor you will have any liability under the Agreement by reason of any failure or delay in the performance of our or your obligations on account of strikes, shortages, riots, acts of terrorism, insurrection, fires, flood, storm, explosions, earthquakes, Internet and/or electrical outages, computer viruses, acts of God, war, governmental action, or any cause that is beyond our or your reasonable control. You and we are independent contractors and nothing in the Agreement will be construed to create, evidence, or imply any agency, employment, partnership, or joint venture between you and us. Except as otherwise set forth in the Agreement, neither you nor we will have any right, power, or authority to create any obligation or responsibility on behalf of the other and the Agreement is not intended to benefit, nor will it be deemed to give rise to any rights in, any third party. Notwithstanding the foregoing, you acknowledge and agree that the Yahoo! Companies will be third-party beneficiaries to the Agreement and will be entitled to directly enforce, and rely upon, any provision in the Agreement which confers a benefit on, or rights in favor of, them. You may not assign, sublicense, or transfer the Agreement or any right or duty under the Agreement. Any assignment, transfer, or attempted assignment or transfer in violation of this Section 14 will be void and of no force or effect. To the fullest extent permitted by applicable Laws, we and our subsequent assignees may assign, novate, subcontract, delegate, sublicense, or otherwise transfer from time to time the Agreement, or the rights or obligations hereunder, in whole or in part, (including but not limited to novating this entire Agreement or the performance of any of our obligations under this Agreement), to any person or entity such as to our Affiliate(s) and you hereby confirm your irrevocable and unconditional consent to such assignment, novation, subcontract, delegation, sublicense or transfer that can be made during the performance of this Agreement. The Programs are proprietary to us and are protected by the applicable state, federal, and international intellectual property laws and we retain all rights, title, and interests in the Programs, together with all derivative works, modifications, enhancements, and upgrades, but excluding your Information. Any rights not expressly granted in the Agreement are reserved by you or us, as applicable, and all implied licenses are disclaimed. As used in the Agreement, the word “including” is a term of enlargement meaning “including without limitation” and does not denote exclusivity, and the words “will,” “shall,” and “must” are deemed to be equivalent and denote a mandatory obligation or prohibition, as applicable. We may change the Agreement at any time by posting such on the applicable Yahoo! Company Website or by email, and such revised Agreement will supersede and replace the earlier Agreement. Any use by you or Authorized Users of any Program after such notice shall be deemed to be acceptance by you of the revised Agreement. In each instance in the Agreement wherein we reserve the right to change policies or specifications related to advertising, you will only be held to such changes if we provide them to you or make them conspicuously available to you. Services and obligations to be performed by us hereunder may be performed by other Yahoo! Companies and/or third-party service providers.

15. REPRESENTATIVE. If you are an advertising agency, search engine marketer, reseller, or other entity representing Advertisers (“Representative”), this Section applies, and in such case, “you” and “your” mean Representative, any Affiliates of Representative who execute an Insertion Order, together with Advertisers. “Advertiser” means an entity (including a sole proprietor) which is/will be enrolled in a Program by you. a. Representative represents, warrants, and covenants that: (i) it is the authorized agent of the Advertiser and has the legal authority to enter into the Agreement on behalf of the Advertiser, make all decisions, and take all actions relating to the Advertiser’s accounts, (ii) by Representative executing an Insertion Order or otherwise enrolling an Advertiser in a Program, the Advertiser is also entering into the Agreement, (iii) Representative will not, without our prior written consent: (a) make any representation, guarantee, condition, or warranty concerning any Program or Yahoo! Entity, including that Representative is an affiliate or partner of a Yahoo! Entity, (b) make any commitments (e.g., guarantees as to placement of ads) to an Advertiser or potential Advertiser regarding any Program, (c) negotiate any terms or conditions related to the Programs which may affect the rights, protections, and/or obligations of a Yahoo! Entity, and/or that are inconsistent with the Agreement, or (d) engage in any telesales or telemarketing in connection with any Program, and (iv) Representative will perform its duties pursuant to the Agreement in a professional manner consistent with the requirements established by us. Upon our request, Representative will immediately deliver to us each agreement that designates Representative as the Advertiser’s agent and authorizes Representative to act on the Advertiser’s behalf in connection with the Agreement. In the event of a termination of your relationship with an Advertiser, such Advertiser may continue to use the Information, including account and performance history with respect to its ads, and Representative will no longer have API Access for such Advertiser’s accounts. Representative will not at any time use data or information received in connection with the Agreement (a) to conduct any marketing efforts targeted at our existing advertisers, or (b) with an Advertiser other than the one in connection with which the data or information was received. b. Payment Liability. We will hold Representative liable for payments under Section 2, above, solely to the extent Representative has received payment from such Advertiser; for sums not received by Representative, we will hold the Advertiser solely liable (“Sequential Liability”); provided, however, (i) if we do not offer credit to the applicable Advertiser or if we have not offered Representative Sequential Liability in a particular country, we will notify you of such rejection prior to the start of the applicable campaign (email acceptable), and in such case, if you elect to proceed with the campaign, and unless otherwise agreed upon in writing between or among Representative or Advertiser, on the one hand, and us, on the other hand, Representative and each Advertiser will be jointly and severally liable for all payment obligations pursuant to Section 2, above, and you hereby waive any Law that may require us to proceed against one or more of you prior to proceeding against any others who may also be liable, and/or (ii) if Representative (x) breaches or allegedly breaches Section 15a.(i), above, or (y) fails to comply with our request to confirm whether an Advertiser has paid to it in advance funds sufficient to make payments pursuant to Section 2, above, Representative will be obligated to immediately pay all such amounts due us regardless of whether it has received payment from such Advertiser. You acknowledge that we may directly contact any Advertiser represented by Representative, including if we have not received payment for such Advertiser’s account within 60 days from the date of the applicable invoice.

16. ELECTRONIC SIGNATURES EFFECTIVE. By clicking on the “I Accept” or similar button, you create an electronic signature to the Agreement, establishing a contract. In doing so, you agree to accept these terms and conditions and any other agreement contained or referenced herein; you also agree that we may supply you a copy of the Agreement in electronic form. Please print or save a copy of the Agreement for your records. You also may choose to receive a copy of the Agreement in non-electronic form at any time by submitting a request to us at the address set forth in Section 12, above. b. You may choose to withdraw your consent to receive the Agreement in electronic form. Withdrawing your consent to receive the Agreement in electronic form does not change your existing obligations to us under the Agreement. Instead, withdrawing your consent simply means that you wish to have our relationship with you governed by a non-electronic form of the Agreement. If you wish to withdraw your consent to receive the Agreement in electronic form and to instead enter into a non-electronic form of the Agreement, please send a letter and self-addressed, stamped envelope to the address set forth in Section 12, above. We then will send you a non-electronic form of the Agreement. Your withdrawal of consent will become effective when we mail to you a copy of the non-electronic form of Agreement, at which point our relationship will be governed by the terms of such Agreement. In either instance, the obligations that you incur pursuant to the electronic form of the Agreement, prior to the effective date of the withdrawal of your consent, will remain unchanged until they are fully discharged by you. c. In order to access and retain the electronic Agreement, you must have access to the Internet, either directly or through devices that access Web-based content, and pay any charges associated with such access. In addition, you must use all equipment necessary to make such connection to the Internet (e.g., a computer and modem or other access device). We will notify you of any changes in the hardware or software requirements needed to access and/or retain the Agreement that create a material risk that you will not be able to continue to access and/or retain the electronic Agreement.

17. THIRD PARTIES. You acknowledge that Yahoo! Entities, are, where applicable, intended to be third-party beneficiaries of Sections 3 to 11 and 14 of these Master Terms and Conditions. You agree that (i) only you and we are parties to the Agreement, (ii) that Yahoo! Companies may enforce, jointly and severally, the provisions of Sections 3 through 11 and 14, and (iii) the Singapore Contracts (Rights of Third Parties) Act (Cap. 53B) shall apply to the Agreement to the extent and in the manner set out in the foregoing, but to no further extent and in no other manner

PAYMENT METHOD PROGRAM TERMS – If you participate in the Payment Method Program in a particular country, the following Program Terms apply, and are governed by the Master Terms and Conditions, above.

1. BILLING AND PAYMENT METHOD. When you supply us with a method of payment such as a credit card, charge card, or bank account (“Payment Method”) in connection with a Program, you participate in the “Payment Method Program” and you authorize us to bill your Payment Method pursuant to these Payment Method Program Terms for any and all charges and fees you incur in connection with that Program, including recurring payments. The types of Payment Methods that we accept and the timing of the billing of the charges and fees may vary according to the Program and country; however, we do not knowingly accept debit cards and you should not provide a debit card as a form of payment. The terms of your Payment Method are determined by an agreement(s) between you and your financial institution.

2. AUTHORIZATION. You agree to keep your Payment Method information on file with us current (such as your address, card or account number, and expiration date, if any), and you also authorize us to update your Payment Method information with data we obtain from your financial institution, the issuer of your credit card or charge card, or from MasterCard or Visa. You authorize us to retain your Payment Method information until such time as you revoke this authorization in accordance with procedures prescribed by us. Any revocation by you of this authorization will become effective: (a) if your Payment Method is a credit or charge card, when all charges and fees associated with your use of the Programs have been fully satisfied, as determined by us; or (b) if your Payment Method is a bank account, after three (3) business days. Your revocation of this authorization will have no effect on your liability for charges and fees that you have incurred in connection with your use of a Program prior to such revocation.

3. EFFECTS OF TERMINATION. Sections 2 (third and fourth sentences) and 3 of these Payment Method Program Terms will survive any termination of these Payment Method Program Terms.

PAYMENT PLAN PROGRAM TERMS – If you participate in the Payment Plan Program in a particular country, the following Program Terms apply, and are governed by the Master Terms and Conditions, above.

1. PAYMENT METHODS. If you use a Payment Plan, you authorize us to bill your Payment Method for all charges and fees in connection with each Program as specified by the Payment Plan you select (“Payment Plan Program”). Unless and until you or we discontinue your enrollment in a payment plan (“Payment Plan”), your preauthorization for billing your Payment Method is valid until the termination of the Agreement or the discontinuation of the Payment Plan by us or your participation therein. We will send a notification to the e-mail address associated with your Program account(s) after each preauthorized transaction to notify you that your account(s) has been replenished and your charges and fees have been paid. Such payments should appear on the periodic statement sent to you by the provider of your Payment Method. We reserve the right to modify, suspend, or terminate your right to prepay, any Payment Plan, and/or your participation therein at any time. If we modify a Payment Plan, notification will be posted on a Yahoo! Company Website or you will be notified by e-mail. If you do not consent to such modified terms, you may elect to discontinue your enrollment in a Payment Plan at any time by providing written notice to us before the effective date of such modified terms. Your non-termination or continued use of a Program reaffirms that we are authorized to bill your Payment Method automatically and constitutes your acceptance of the terms of any such modified terms. In connection with a Payment Plan, you agree that if your charges equal or exceed your payment, then your ads may be removed from the Distribution Network and you will incur a debit balance for the amount of any unpaid charges incurred under your account(s), including any amounts accrued prior to the time your ads are actually removed. Charges will be posted to your account and must be paid before any of your ads will be made available through the Distribution Network.

2. TYPES OF PAYMENT PLANS. “Non-Stop Traffic Payment Plan”: Under the Non-Stop Traffic Payment Plan, you preauthorize us to periodically bill your Payment Method on a recurring basis for the amount you specify. Your Payment Method will automatically be billed with the preauthorized amount whenever your account has fewer than approximately the prior three (3) days’ worth of charges remaining, as determined by us. The preauthorized amount then will be credited to your account and, after any debit balance that you may have incurred for charges in excess of the amount you have preauthorized is first deducted, the balance will be available to pay for future charges and fees; thus, while the amount charged to your Payment Method will remain the same throughout the term of your participation in the Non-Stop Traffic Payment Plan, the amount actually available in your account to pay for future charges and fees will vary depending upon the charges and fees you have incurred. “Fixed Budget Payment Plan”: Under the Fixed Budget Payment Plan, you determine a monthly amount for charges to your Program account(s) and you preauthorize us to bill your Payment Method each month in the amount specified. Notwithstanding the monthly amount you specify, if you exceed your available balance in any month, you will incur a debit balance; this debit balance will be deducted from the amount next billed to your Payment Method and the remaining balance will be credited to your account to pay for future charges.

3. EFFECTS OF TERMINATION. None of the terms and conditions of these Payment Plan Program Terms will survive the termination of these Payment Plan Program Terms or the applicable Program Terms.

API ACCESS PROGRAM TERMS – If you participate in the API Access Program in a particular country, the following Program Terms apply, and are governed by the Master Terms and Conditions, above.

1. USE. If we grant you API Access in connection with a Program (“API Access Program”), API Access will be considered part of such Program. “API Access” is the ability, via the API Code, to access certain Program account information and/or features, and to execute commands for your Program account(s). You may not use your API Access, including any data obtained therefrom, for purposes other than managing your Program account(s) to which the API Access relates. In the event your use of a Program terminates, your API Access to such Program will terminate immediately. We may limit, modify, or terminate your API Access, in our discretion, at any time, and such modifications may require you to make changes, at your expense, to the API Code for continued API Access. “API Code” is software enabling API Access created by you or us using an XML/SOAP interface we specify. You may not use API Access pursuant to this section if you are party to another agreement with a Yahoo! Company that provides for such access.

2. CODE. If we give you Yahoo! Code, either the API Code itself or software to be incorporated into the API Code developed by you, we grant you a non-exclusive, revocable, non-transferable, non-sublicensable, limited, internal-use license to use the Yahoo! Code given to you by us solely for API Access. Upon our request, you will make the API Code available to us for our review, and notify us of the features and functionality of such API Code and the application to which the API Code connects. Your use of API Access must not place an unreasonable or disproportionately large load on our systems (as determined by us) or exceed access frequency limits set by us from time to time.

3. COMMERCIAL LICENSE PROGRAM. If Section 15 of the Master Terms and Conditions applies to you, the API Access Program gives Representative, and not the Advertiser(s), API Access, and you are further bound by the Enterprise Web Services Commercial License Program Terms located at http://info.yahoo.com/legal/us/yahoo/advertising/ewsprogramterms/ewsprogramterms-1010.html, which may be modified by us from time to time.

4. EFFECTS OF TERMINATION. None of the terms and conditions of the API Access Program Terms will survive the termination of these API Access Program Terms or the Program Terms of the Program for which you have been granted API Access.

ANALYTICS PROGRAM TERMS – If you participate in the Analytics Program in a particular country, the following Program Terms apply, and are governed by the Master Terms and Conditions, above.

1. USE. We may provide you with Analytics in connection with a Program(s) for your use (“Analytics Program”). “Analytics” is Yahoo! Code for insertion on your webpages to enable the analytical tools available for your account. Provided that you install Analytics, Yahoo! Code will be delivered into the Internet browser of visitors to your website(s) during their interaction with your website(s). Subject to the terms of the Agreement, we grant you a non-exclusive, revocable, non-transferable, non-sublicensable, limited, internal-use license for use with your Program account to use, execute, and display Analytics on your website. During the Analytics set-up process, we may append certain parameters to the URL associated with your ad to enable the Analytics Program. You may not edit or delete such parameters, which would prevent the proper functioning of Analytics and would render impaired or inaccurate results. In connection with the Analytics Program, you may not, directly or indirectly, transmit to a Yahoo! Entity any PII of the visitors to your website(s).

2. YOUR WEBSITE. While Analytics is on your website(s), you will: (i) obtain all rights and permissions necessary for the Yahoo! Entities to use the Analytics data, including statistical and traffic information collected by us and/or provided by you, as contemplated under the Agreement, and (ii) maintain and adhere to a privacy policy on your website(s) which must, at a minimum: (a) be available as a clear and conspicuous link from the main page of your website(s) and any other website page where visitors may provide PII, (b) comply with all applicable Laws, and (c) contain language materially similar to the following:

“We have contracted with Yahoo! to monitor certain pages of our website for the purpose of reporting web traffic, statistics, advertisement ‘click-throughs,’ and/or other activities on our website. No personally identifiable data is transferred to Yahoo! by us. Where authorized by us, Yahoo! may use cookies, web beacons, and/or other monitoring technologies to compile anonymous statistics about our website visitors. However, if you choose, you may opt out from Yahoo!’s collection of such information outside of the Yahoo! distribution network, by clicking on the following link: http://info.yahoo.com/privacy/sg/yahoo/.

3. EFFECTS OF TERMINATION. Upon termination of these Analytics Program Terms or the Program Terms of the Program for which you have been provided Analytics, (i) you must promptly remove or have removed the Analytics from your website(s) and anywhere else they appear under your control, and (ii) Section 2(i), above, will survive.

DISPLAY ADVERTISING PROGRAM TERMS – If you participate in the Display Advertising Program in a particular country, the following Program Terms apply, and are governed by the Master Terms and Conditions, above.

1. PROGRAM USE. We provide you access to our Program for display advertising (“Display Advertising Program”) for your use. You will pay for all impressions and/or clicks on your ads that we deliver as measured by us. “Preemptible Ads” are ads which are displayed on a space-available basis and are not guaranteed to appear in the Distribution Network, and are designated as such or as Class 2 ads in an Insertion Order. Except with respect to Preemptible Ads, (i) the last sentence of Section 5 of the Master Terms and Conditions does not apply to ads distributed under the Display Advertising Program, and (ii) we will use commercially reasonable efforts to deliver impressions in the amounts and locations by the end of the period specified in an Insertion Order, as applicable. Your charges for Preemptible Ads are based on actual delivery of impressions as measured by us. Your ads must comply with our then current policies and specifications located at http://sea.adspecs.yahoo.com/policies.php, which we may change from time to time. If you are acting as an ad network, Section 15 of the Master Terms and Conditions applies, and you must also comply with the policies set forth at http://sea.adspecs.yahoo.com/policies.php, which we may change from time to time.

2. PLACEMENT OF ADS. If your Information, including any updates, is not given to us three (3) days prior to its anticipated distribution or does not conform to our policies and specifications, (i) we are not required to fulfill the guaranteed portion(s) of the Insertion Order, and (ii) you are still responsible for the media purchased pursuant to the Insertion Order. You will not append to your ads any non-Yahoo! pixel(s) or tag(s), except pursuant to a separate, signed agreement with us. We may optimize your campaign by modifying the line items of an Insertion Order. We must approve in advance in writing the serving of ads by anyone other than us. For ads in an Insertion Order that specify frequency caps, we will use commercially reasonable efforts to comply with such frequency caps, provided that you agree that we are not liable if your ads are viewed in excess of the frequency cap. For dynamically priced campaigns, we may adjust the location of, and price for, your ads in an effort to meet your target goals (e.g., CPC, CPA, or CPM).

3. LIMITATION OF LIABILITY. Except for Preemptible Ads, if we fail to publish your ads or deliver, by the end of the period specified in an Insertion Order, the aggregate number of impressions and/or clicks as agreed in the Insertion Order (subject to any reductions permitted under Section 2, above) or the impressions and/or clicks are delivered in the wrong location, then (i) for purposes of this Section 3 of the Display Advertising Program Terms only, the first sentence of Section 10 of the Master Terms and Conditions does not apply, and (ii) your sole and exclusive remedy is limited to the following, which we will mutually agree upon: (a) a pro-rata refund of the charges representing the impressions and/or clicks that were not published, undelivered or delivered to the wrong location, (b) delivery of the impressions and/or clicks at a later time in a comparable position as determined by us, and/or (c) an extension of the term of the Insertion Order with a refund representing any remaining unpublished or undelivered impressions and/or clicks at the end of such extended term.

4. CONVERSION PIXELS. For any CPA campaign, we shall, and you shall render us your full cooperation to, install and make fully functional as soon as reasonably practicable the Conversion Pixels on the your website(s) in accordance with the proposed campaign start date specified in the Insertion Order. If after three (3) months from the date of the Insertion Order, we have not been able to install the Conversion Pixels on your or your client’s website, then the Agreement will terminate. You undertake and agree not to remove, alter, decompile, tamper with or deactivate the Conversion Pixels in any manner whatsoever without our prior written consent, and you will provide us with a minimum of 48 hours written notice if the Conversion Pixels are to be removed from your website. You acknowledge that, in the event that the Conversion Pixels are removed, tampered with or deactivated in breach of the Agreement, we have the right to charge you $1.50 gross per thousand impressions generated by the campaign from the time conversions stop being recorded by us. In such event, we shall notify you as soon as practicable and put the campaign on hold until you confirm to us in writing that the Conversion Pixels have been replaced and our tests have confirmed that the Conversion Pixels have been completely and correctly installed. “Conversion Pixels” means Yahoo!’s tags (or the tags of our nominated third party) on your confirmation page or any other code or file inserted or placed by us (or our nominated third party) on your website for the purposes of calculating the charges due from you.

5. METRICS. The CPM, CPC or CPA amount for any campaign shall be specified in the Insertion Order or otherwise agreed by the parties in writing. For the purposes of calculating CPA campaigns, an action (“Action”) occurs when a user clicks on or is exposed to your ad on the Distribution Network and subsequently visits your website within the negotiated time frame and triggers the delivery of the Conversion Pixel to the user. The fees payable by you shall be the number of Actions (if any) multiplied by the CPA and subject to any overall caps agreed by you and us in writing. Notwithstanding the preceding sentence, we will use commercially reasonable efforts to comply with such budget caps, however you agree that you will pay for any monthly fees that exceed any such budget cap. We shall, in our sole discretion (a) decide the placement, timing, frequency, and number of ad units or impressions delivered, which in turn may impact the number of Actions, and.(b) calculate the monthly fees based on our own measurements or those of our third party service providers. For dynamically priced campaigns in respect of Performance Ads, your effective CPM will be determined based on your target goals (e.g. CPC, CPA, or CPM). You hereby give us the right to adjust the location of and price for your ads (if any) as long as the overall effective CPM for your campaign does not exceed any budget caps agreed by the parties. When you use a Yahoo! pre-approved third party ad server, which cannot account for dynamic pricing, we will report total cost to you in order for you to accurately determine your effective CPM.

6. MODIFICATIONS. In addition to modifying the Insertion Order in writing signed by you and us, you agree that: (i) certain details of the Insertion Order may be modified through an e-mail exchange whereby one party sets forth proposed new terms and the other party confirms such terms (an "Email Modification"), and (ii) the scope of an Email Modification may only encompass changes (as applicable) to: the pricing type (CPM, CPC, CPA etc), the budget cap (including the impression goal total, the dollar value total and the unit cost), the flight dates, the frequency cap, the targeting, and/or the property, application, media, or devices on which the Ad Units may run, and (iii) where we send you an e-mail setting out only changes (as applicable) to the flight dates, the frequency cap, the targeting, and/or the property, application, media, or devices on which the Ad Units may run, you shall be deemed to have consented to the changes set out in the e-mail if no objection in writing is received from you within such period specified in the e-mail. Email Modifications shall not take effect until we have processed the amendments. All notices, requests and other communications relating to the Insertion Order shall specify the Insertion Order number.

7. DATA USAGE. In addition to the restrictions set forth in the Master Terms and Conditions, you and we agree as follows: a. Definitions. As used in the Agreement, the following terms will have the following definitions: (i) “User Volunteered Data” is PII collected by us from individual users during delivery of an ad pursuant to an Insertion Order, but only where it is expressly disclosed to such individual users that such collection is solely on your behalf. User Volunteered Data is the property of the advertiser for which it was collected, subject to such advertiser’s posted privacy policy, and considered such advertiser’s Confidential Information; (ii) “IO Details” are details set forth in an Insertion Order but only when expressly associated with you or us, including ad pricing and placement information, ad description, and ad targeting information; (iii) “Performance Data” is data regarding a campaign gathered during delivery of an ad pursuant to an Insertion Order (e.g., number of impressions, interactions, and header information), but excluding Site Data or IO Details; (iv) “Site Data” is any data that is (a) our preexisting data used by us pursuant to an Insertion Order; (b) gathered pursuant to an Insertion Order during delivery of an ad that identifies or allows identification of us, our site, brand, content, context, or users; or (c) entered by users on any Yahoo! Company Website other than User Volunteered Data; (vi) “Repurposing” means retargeting a user or appending data to a non-public profile regarding a user for purposes other than performance of an Insertion Order; and (vii) “Aggregated” means a form in which data gathered under an Insertion Order is combined with data from numerous campaigns of numerous advertisers and precludes identification, directly or indirectly, of any particular advertiser. b. Use of Data. Unless otherwise authorized by us, you will not: (i) use IO Details, Performance Data, or Site Data for Repurposing; provided, however, that Performance Data may be used for Repurposing so long as it is not joined with any IO Details or Site Data; (ii) disclose our IO Details or Site Data, except as a Transferring Party. Unless otherwise authorized by you, we will not: (A) use or disclose your IO Details, Performance Data, or a user’s recorded view or click of an ad, each of the foregoing on a non-Aggregated basis, for Repurposing or any purpose other than performing under an Insertion Order, compensating data providers in a way that precludes identification of you, or internal reporting or internal analysis, or (B) use or disclose any User Volunteered Data in any manner other than in performing under an Insertion Order. You and we (each a “Transferring Party”) will require any third party or Affiliate used by the Transferring Party in performance of the Insertion Order on behalf of such Transferring Party to be bound by confidentiality and non- use obligations at least as restrictive as those on the Transferring Party, unless otherwise set forth in the Insertion Order. If you are a Representative, this does not prevent you from disclosing the User Information in summary format only to the Advertiser, provided you procure that the Advertiser only uses such information in accordance with this paragraph (b). Without limiting our rights or remedies, we may immediately remove any advertisement or terminate the Insertion Order without liability in the event of any breach by you (or the Advertiser) of this Section 7. Any such termination will not affect your obligation to make payment in accordance with the Insertion Order.

8. THIRD PARTY AD SERVER. If we have approved the use by you of a third party ad server (“Third Party Server”) in connection with the Agreement, the following provisions shall also apply: (a) You shall post each advertisement to a staging area and shall notify us of such posting at least four (4) business days prior to the date on which Third Party Server is scheduled to serve such advertisement to the Distribution Network. Such advertisement shall be reviewed by us and must be approved in writing by us before it can be served by Third Party Server. In accordance with Section 5 of the Master Terms and Conditions, we reserve the right to reject any advertisement or any element thereof, for any reason in our sole discretion. (b) You shall post all scheduling changes, new target URLs, new HTML specifications, new graphics and all other new or revised advertisements ("Revisions") to a staging area and shall notify us of such posting at least four (4) business days prior to the date you would like such Revisions to take effect. Revisions shall not be implemented until approved by us in writing, which approval shall be at our sole discretion, (c) If you discover that you or your Third Party Server has served, or caused to be served, an advertisement to a Yahoo! Company Websites in violation of the Agreement, you must immediately provide notice to us of the violation (along with a written explanation) and we may immediately remove the advertisement from its placement or rotation on the Yahoo! Company Websites. Nothing in this section shall limit any of our rights or remedies in the event of such breach, (d) In the event we exercise our right to cancel an advertisement in accordance with Section 5 of the Master Terms and Conditions, we will notify you in writing. We may immediately remove the advertisement from the Yahoo! Company Websites and from its advertising rotation, (e) You acknowledge that (i) we will have no liability and you will hold only the Third Party Server (and not us) liable for any error, omission, interruption, deletion, defect or delay in or the failure to publish any of your ads or deliver the number of impressions and/or clicks provided in the Insertion Order or any other loss of any kind suffered by you where those failures or losses are due to or arise out of or in connection with any act or omission of the Third Party Server; (ii) the statistics provided by us are the official and definitive measurements; (iii) if any advertisement served by a Third Party Server is determined by us, in our sole discretion, to adversely affect any Yahoo! Company Website, we may immediately remove the advertisement from its placement or rotation on the Yahoo! Company Website. Any such removal of an advertisement will not affect your obligation to make payment in accordance with the Agreement; and (iv) we may terminate at any time in our absolute discretion the right of the Third Party Server to serve your ads to the Distribution Network. In the event of such termination, we may serve your ads instead.

9. TERMINATION; EFFECTS OF TERMINATION. Notwithstanding Section 11 of the Master Terms and Conditions, you may only cancel ads in an Insertion Order under this Display Advertising Program upon 14 days’ prior written notice, except that (a) you may cancel Preemptible Ads upon seven (7) days’ prior written notice, (b) you may only cancel front page ads upon 30 days’ prior written notice, and (c) ads related to a Microsite, Promotion, Sponsorship, or exclusive placement may not be canceled by you. If you terminate these Display Advertising Program Terms, all terms and conditions of the Agreement will survive until such time as all Insertion Orders under this Program have ended. Sections 3, 8, and 9 of these Display Advertising Program Terms will survive termination of these Display Advertising Program Terms.

SPONSORED SEARCH, RAIS, and CONTENT MATCH® PROGRAM TERMS – If you participate in the Sponsored Search Program, RAIS Program, and/or Content Match® Program in a particular country, the following Program Terms apply, and are governed by the Master Terms and Conditions, above.

1. USE. We provide you access to our sponsored search Program, Rich Ads in Search Program, and our Program for Content Match® (“Sponsored Search Program,” “Rich Ads in Search Program” or “RAIS Program,” and “Content Match® Program,” respectively) for your use. “Selected Ad Groups” means the keywords you select, as well as certain misspellings, singular/plural combinations, and other related keywords that we may map to your ads based on the keywords, your ads themselves, and/or the websites to which the ads link (e.g., if you select the keyword “book,” your ad may also appear in response to the keywords “books” or “buy books”). If you participate in the RAIS Program, you may choose to display as many as 15 versions of any available templates in response to keywords. At a Yahoo! Entity’s discretion, an ad may include a title, description, text, audio, video, and/or graphics.

2. PAYMENT. In addition to any applicable service fees, you will pay for all clicks on your ads. Your bids are subject to then current minimum bid requirements. If you select the budgeting option (as may be available in connection herewith and modified by us from time to time), you will: (i) ensure that the amount you select for your approximate daily budget is reasonably related to the Selected Ad Groups you bid on, and the amounts you bid on such Selected Ad Groups; and (ii) promptly increase your approximate daily budget to an appropriate amount, if your daily budget does not comply with the foregoing.

3. OPTIMIZATION. Sponsored Search and Content Match® Programs only: For those advertisers not bound by an Insertion Order, we may help you optimize your account(s). Accordingly, you expressly agree that we may also: (i) create ads, (ii) add and/or remove keywords, and/or (iii) optimize your account(s). We will notify you via email of such changes made to your account(s), and can also include a spreadsheet of such changes upon your written request. If you would like any of such changes reversed, please reply to such email within 14 days of the change(s), and we will make commercially reasonable efforts to reverse the change(s) you specifically identify. Notwithstanding the foregoing, you remain responsible for all changes made to your account(s), including all click charges incurred prior to any reversions being made. It is your responsibility to monitor your account(s) and to ensure that your account settings are consistent with your business objectives.

4. EFFECTS OF TERMINATION. Sections 2, 3 (fifth sentence only), and 4 of these Sponsored Search, RAIS, and Content Match® Program Terms will survive termination of these Sponsored Search, RAIS, and Content Match® Program Terms.

SPONSORSHIP PROGRAM TERMS – If you participate in the Sponsorship Program in a particular country, the following Program Terms apply, and are governed by the Master Terms and Conditions, above..

1. USE AND DEFINITIONS. We provide you access to our Program for product placements, exclusive placements, logo ads, and/or other sponsorship advertising (“Sponsorship Program”) for your use. A “Sponsorship” is the sponsorship advertising campaign described in an Insertion Order or elsewhere. The terms and conditions of any advertising to promote the Sponsorship will be subject to an Insertion Order and the applicable Program Terms.

2. FEES. You agree that you will pay the Sponsorship fees specified in the applicable Insertion Order. If a line item of an Insertion Order for a Sponsorship specifies a number of ads, streams, impressions, or clicks, such number will be considered a minimum, and in the event of under-delivery of such minimum, the make good in Section 4 will apply.

3. SPONSORSHIP DESIGN. We are, and will at all times be, the “executive producer” of the Yahoo! Company Websites, and we will be responsible for the design, layout, look-and-feel, posting, and maintenance of any aspects of the Yahoo! Company Websites, including the display and performance of the Sponsorship; however, we may consult with you regarding the appearance of the Sponsorship prior to its display.

4. MAKE GOODS. We will use commercially reasonable efforts to deliver the Sponsorship as agreed in the Insertion Order. If we fail to deliver the Sponsorship as agreed in the Insertion Order or have under-delivered (if applicable), then (i) for purposes of this Section 4 of the Sponsorship Program Terms only, the first sentence of Section 10 of the Master Terms and Conditions does not apply, and (ii) your sole and exclusive remedy is limited to the following, which we will mutually agree upon: (a) a refund of the fees representing the portion of the Sponsorship that was undelivered or misdelivered, and/or (b) an extension of the term of the Sponsorship with a refund representing the portion of the Sponsorship that was undelivered or misdelivered at the end of such extended term.

5. TERMINATION; EFFECTS OF TERMINATION. Notwithstanding Section 11 of the Master Terms and Conditions, you may not cancel a Sponsorship or an Insertion Order related to a Sponsorship. In the event of a termination of these Sponsorship Program Terms, all terms and conditions of the Agreement will survive until such time as all Insertion Orders related to a Sponsorship have ended. Sections 3, 4, and 5 of these Sponsorship Program Terms will survive termination of these Sponsorship Program Terms.

MICROSITE PROGRAM TERMS – If you participate in the Microsite Program, the following Program Terms apply, and are governed by the Master Terms and Conditions, above.

1. USE AND DEFINITIONS. We provide you access to our Program for Microsites (“Microsite Program”) for your use. A “Microsite” is the pages of the Yahoo! Company Website located at the URL listed in the Insertion Order or elsewhere. “User Volunteered Microsite Data” means PII voluntarily, directly, and expressly provided by a user during his/her use or interaction with the Microsite, but only where (a) it is expressly disclosed to such user that the collection is solely on your behalf, and (b) your privacy policy that will govern use of such data is hyperlinked from the page on which such data is input by the user. “Content” is Information to be included or potentially included in the Microsite, as well as the derivative works of such (including content submitted and/or generated by users (“User-Generated Content”)), including any and all audio, videos, data, images, files, hypertext links, scripts, trademarks, service marks, logos, and other distinctive brand features. The terms and conditions of any advertising to promote the Microsite will be subject to an Insertion Order and the applicable Program Terms. Product Document" means the document attached to the Insertion Order, describing the Microsite in greater detail.

2. LICENSE GRANT. In connection with the Microsite Program, you grant us a non-exclusive, royalty-free, worldwide license (and, if applicable, with respect to User-Generated Content, agree to obtain the foregoing from the creating and/or submitting user) to use, copy, sublicense, encode, store, archive, distribute via the Distribution Network, transmit, modify, translate, create teaser content of, render into an audible format, publicly display, and publicly perform the Content, in whole or in part.

3. MICROSITE DESIGN. We are, and will at all times be, the “executive producer” of the Yahoo! Company Websites, and we will be responsible for the design, layout, look-and-feel, posting, and maintenance of any aspects of the Yahoo! Company Websites, including the display and performance of the Content; however, we will consult with you regarding the appearance of the Microsite prior to its display. We may, at our discretion, include on the Microsite links to your privacy policy. We will display the links, attributions, copyright, or other proprietary notices (including trademark notices) you reasonably request in writing in connection with the display and/or performance of the Content, subject to our right to modify or exclude such links, attributions, and notices to the extent that we deem them impractical or inappropriate for the device on which the Content is intended to be reproduced, displayed, or performed. Except as may be set forth in an Insertion Order, we have no duty or obligation, express or implied, to post, host, stream, or otherwise include any Content on any Yahoo! Company Websites. Your use of the Microsite Program does not confer in us any right of ownership of the Content. You will deliver the Content and updates to the Content to us in accordance with our formatting, delivery, and technical specifications provided or made available to you by us until the earlier of the termination of the Microsite Program Terms or the date specified in the Insertion Order. You will provide ongoing assistance to us with regard to technical, administrative, and service-oriented issues relating to the use, encoding, transmission, and maintenance of the Content, as we may reasonably request.

4. USE OF DATA. If we share User Volunteered Microsite Data with you, you represent, warrant, and covenant that (i) the User Volunteered Microsite Data will be used, accessed, and maintained in strict compliance with all applicable Laws, the privacy policy which was displayed on the webpage on which the User Volunteered Microsite Data was collected, the user’s authorization, and industry standard security specifications; and (ii) if any user requests or we request on their behalf, you will immediately remove any PII relating to such user from your database or other records.

5. TERMINATION; EFFECTS OF TERMINATION. Notwithstanding Section 11 of the Master Terms and Conditions, you may not terminate a Microsite or an Insertion Order related to a Microsite. In the event of a termination of the Microsite Program Terms, all terms and conditions of these Microsite Program Terms will survive until such time as all Insertion Orders related to a Microsite have ended; provided, however, the grants and rights with respect to User-Generated Content described in Section 2, above, will not terminate. Sections 4 and 5 of these Microsite Program Terms will survive termination of these Microsite Program Terms.

PROMOTION PROGRAM TERMS – If you participate in the Promotion Program, the following Program Terms apply, and are governed by the Master Terms and Conditions, above.

1. GENERAL. We provide you access to our contest, sweepstakes, coupon, special offer, or other promotion Program (“Promotion Program”) for your use. Each promotion described in an Insertion Order or elsewhere is a “Promotion.” The terms and conditions of any advertising to promote a Promotion will be subject to an Insertion Order and the applicable Program Terms, and the terms and conditions of any Microsite associated with a Promotion will be subject to an Insertion Order and the Microsite Program Terms. Notwithstanding our approval or assistance in connection with a Promotion as may be specified in an Insertion Order or elsewhere, you are responsible for the Promotion(s), including the official rules, offer terms, or regulations governing a Promotion and the timely acquisition and fulfillment of all prizes, premiums, or discounts that may be offered in connection with a Promotion. Our approval of the official rules, offer terms, or regulations for any Promotion does not constitute an opinion as to the legal appropriateness, accuracy, or adequacy of those rules or their manner of use, nor a waiver of our indemnity rights under the Agreement.

2. DATA. “User Volunteered Promotion Data” means PII voluntarily, directly, and expressly provided by a user during his/her registration for a Promotion, but only where (a) it is expressly disclosed to such user that the collection is solely on your behalf, and (b) your privacy policy that will govern use of such data is hyperlinked from the page on which such data is input by the user. User Volunteered Promotion Data does not include a user’s Yahoo! ID. User Volunteered Promotion Data is the property of the advertiser/promotion sponsor for which it was collected, subject to such advertiser/promotion sponsor’s posted privacy policy, and considered such advertiser/promotion sponsor’s Confidential Information. Additional user information that is necessary for the fulfillment of any prizes, premiums, or discounts under a Promotion is “Promotion Fulfillment Data.” If necessary under the terms of a Promotion, we grant you a limited, revocable, non-transferable license to use the Promotion Fulfillment Data for the fulfillment of prizes, premiums, or discounts for that Promotion. Promotion Fulfillment Data is owned by us and is our Confidential Information. You represent, warrant, and covenant that (a) notwithstanding anything to the contrary in our or your applicable privacy policy, any User Volunteered Promotion Data obtained by you in connection with a Promotion will be used and maintained in strict compliance with the official rules of the Promotion, all applicable Laws, the user’s authorization, and industry-standard security specifications, and (b) if any user requests or we request on their behalf, you will immediately remove any PII relating to such user from your database or other records.

3. TERMINATION; EFFECTS OF TERMINATION. Notwithstanding Section 11 of the Master Terms and Conditions, you may not cancel a Promotion or an Insertion Order related to a Promotion. If you terminate these Promotion Program Terms, all terms and conditions of these Promotion Program Terms will survive until such time as all Insertion Orders related to a Promotion have ended. Sections 1 (last sentence), 2, and 3 of these Promotion Program Terms will survive termination of these Promotion Program Terms.

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These Master Terms and Conditions shall be effective as of 1 May 2010.

AGREED TO AND ACCEPTED:

Yahoo! Emerging Markets (Singapore) Pte. Ltd.		Representative: Dot VN, Inc.

By:	/s/ Margaret Chang	By:	/s/ Louis P. Huynh
Name:	Margaret Chang	Name:	Louis P. Huynh
Title:	General Manager, Yahoo! Search Marketing	Title:	Executive Vice President of Operations
	Yahoo! Southeast Asia		and Business Development